Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-267893) and the related Prospectus of Vision Marine Technologies Inc. (the “Company”) filed on the date hereof and to the incorporation by reference of our report dated November 23, 2022 with respect to the consolidated financial statements of the Company as of and for the two year period ended August 31, 2022, included in its Annual Report on Form 20-F filed with the Securities and Exchange Commission on November 30, 2022.

/s/ Ernst & Young LLP

Montreal, Canada

December 13, 2022

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